CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 14 and No. 623 to the Registration Statement on Form N-4 (No. 333-255394 and No. 811-05618) (the “Registration Statement”) of our report dated April 8, 2024 relating to the statutory financial statements of Allianz Life Insurance Company of North America and consent to the incorporation by reference in the Registration Statement of our report dated April 8, 2024 relating to the financial statements of each of the subaccounts of Allianz Life Variable Account B of Allianz Life Insurance Company of North America (“Variable Account B”) indicated in our report, which appears in Variable Account B’s Form N-VPFS (No. 811-05618) for the period ended December 31, 2023. We also consent to the references to us under the headings “Financial Statements” and “Statutory Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

April 17, 2024